Exhibit 21.1

Subsidiaries of the Registrant

Name of Entity	Jurisdiction
Affirm, Inc.	Delaware
Affirm Loan Services LLC	Delaware
Affirm Operational Loans I Trust	Delaware
Affirm Operational Loans II Trust	Delaware
Affirm Operational Loans III Trust	Delaware
Affirm Operational Loans IV Trust	Delaware
Affirm Operational Loans V Trust	Delaware
Affirm Loan Asset Sales I LLC	Delaware
Affirm Loan Asset Sales II LLC	Delaware
Affirm ABS LLC	Delaware
Affirm Asset Securitization Trust 2020-Z1	Delaware
Affirm Operational Loans VI Trust	Delaware
Affirm Canada Holdings Ltd.	Canada
Affirm Opportunity Fund I LLC	Delaware
ALOFT Depositor, LLC	Delaware
Affirm Asset Securitization Trust 2020-A	Delaware
Affirm Loan Origination Funding Trust 2018-1	Delaware